Exhibit 99.1

Fibrocell Reports Third Quarter 2017 Financial Results and Recent Highlights

- Company to Host Conference Call and Webcast Today at 8:30 a.m. EST -

EXTON, PA - November 13, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today reported financial results for the third quarter ended September 30, 2017 and recent operational highlights. Fibrocell will host a conference call and webcast today at 8:30 a.m. EST.
“The third quarter of 2017 was highlighted by encouraging interim results for the first cohort of adult patients dosed in the Phase 1/2 clinical trial of FCX-007, our product candidate for the treatment of recessive dystrophic epidermolysis bullosa (RDEB), a devastating genetic skin disease with high mortality,” said John Maslowski, President and Chief Executive Officer of Fibrocell. “In addition, we are working to complete the remaining pre-clinical activities for FCX-013 for the treatment of moderate to severe localized scleroderma and expect to file an Investigational New Drug (IND) application in the fourth quarter of this year.”
Recent program highlights and new updates are as follows:
FCX-007

•
In September, Fibrocell reported interim results from the Phase 1 portion of its Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB. Data from three adult NC1+ patients showed FCX-007 was well-tolerated through 12 weeks post-administration. No serious adverse events and no product-related adverse events were reported. In addition to encouraging interim safety data, positive early trends were noted in wound healing and pharmacology signals. The Data Safety Monitoring Board for the trial reviewed the interim data and concluded that safety and potential benefit were established, and allowed continuation of enrollment and dosing.

•	Fibrocell expects to perform additional dosing of adult patients in the Phase 1 portion of the clinical trial in the fourth quarter of 2017.

•
An RDEB adult has been enrolled as the first patient in the Phase 2 portion of the Phase 1/2 trial of FCX-007. Furthermore, upon obtaining allowance from the U.S. Food and Drug Administration (FDA), the Company expects to initiate enrollment of pediatric patients in the Phase 2 portion of the trial in the first quarter of 2018.

•
Fibrocell’s existing, current good manufacturing practices (cGMP) cell therapy manufacturing facility in Exton, PA has been designated as the production site for FCX-007 after incorporation into the IND. The facility will be used for the remaining clinical and future commercial manufacture of FCX-007, with capacity to serve the U.S. market for RDEB. The ~13,000 square foot facility previously supported commercial autologous fibroblast manufacturing, with multiple FDA inspections conducted at the site. The facility includes cleanroom cell therapy manufacturing, quality control testing, cryogenic storage, shipping/receiving and warehousing space.

FCX-013

•
Fibrocell initiated the good laboratory practices (GLP) toxicology/biodistribution study of FCX-013, performed dosing, and advanced into follow-up evaluations during the third quarter of 2017 that continue to progress in the fourth quarter of this year.

•
Based on the progress of pre-clinical development, Fibrocell expects to submit an IND application for FCX-013 to the FDA in the fourth quarter of 2017, and initiate a human safety clinical trial in 2018.

Financial Results for the Nine Months Ended September 30, 2017

For the nine months ended September 30, 2017, Fibrocell reported a diluted net loss of $1.58 per share, compared to a diluted net loss of $0.94 per share for the same period in 2016.

The 2017 period included approximately $4.7 million of non-cash warrant revaluation expense, as compared to approximately $10.5 million of non-cash warrant revaluation income for the same period in 2016. Additionally, the 2017 period included non-cash deemed dividends on Series A preferred stock of approximately $4.0 million increasing net loss attributable to common stockholders. No non-cash deemed dividends were recorded in the same period in 2016.

Research and development expenses decreased 4.4% to approximately $9.0 million for the nine months ended September 30, 2017, as compared to approximately $9.4 million for the same nine-month period in 2016. This decrease was due primarily to reduced compensation and employee related expenses in the 2017 period as a result of our restructuring related initiatives implemented in June 2016 in connection with the wind-down of our azficel-T operations. This decrease was partially offset by the increased costs related to the Phase 1/2 clinical trial of FCX-007 for the treatment of RDEB and pre-clinical development of FCX-013 for the treatment of moderate to severe localized scleroderma.

Selling, general and administrative expenses decreased 36.2% to approximately $5.1 million for the nine months ended September 30, 2017, as compared to approximately $8.0 million for the same nine-month period in 2016. This decrease was due primarily to reduced compensation and employee related expenses.

As of September 30, 2017, the Company had cash and cash equivalents of approximately $11.9 million and working capital of approximately $8.7 million. Fibrocell used approximately $12.9 million in cash for operations during the nine months ended September 30, 2017, as compared to approximately $25.6 million used for the same nine-month period in 2016.

The Company believes that its cash and cash equivalents at September 30, 2017 will be sufficient to fund operations into the second quarter of 2018.
Conference Call and Webcast
To participate on the live call, please dial 866-548-4713 (domestic) or +1-323-794-2093 (international), and provide the conference code 9063692 five to ten minutes before the start of the call. The conference call will also be webcast live under the investor relations section of Fibrocell's website at www.fibrocell.com/investors/events and will be archived there for 30 days following the call.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue.  Fibrocell’s most advanced product candidate, FCX-007, is the subject of a Phase 1/2 clinical trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of moderate to severe localized scleroderma. Fibrocell’s gene therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology.  For more information, visit www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.
Trademarks
Fibrocell, the Fibrocell logo, and Fibrocell Science are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains, and our officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: Fibrocell’s expectations regarding the timing of additional dosing and reporting of results for the Phase 1 portion of its Phase 1/2 clinical trial of FCX-007; Fibrocell’s expectations regarding the enrollment of pediatric patients in the Phase 2 portion of its Phase 1/2 clinical trial of FCX-007; Fibrocell’s plans to increase dosing of FCX-007 and Fibrocell’s expectations of the potential results associated therewith; the expected completion of a toxicology/biodistribution study and submission of an IND for FCX-013 in 2017; the potential advantages of Fibrocell’s product candidates; the sufficiency of the Company’s cash and cash equivalents to fund operations into the second quarter of 2018 and other statements regarding Fibrocell’s future operations, financial performance and financial position, prospects, strategies, objectives and other future events.
Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: that interim clinical trial results are not necessarily indicative of final clinical results and final clinical trial results may not be positive with regard to safety or efficacy of FCX-007; uncertainties and delays relating to the initiation, enrollment and completion of pre-clinical studies and clinical trials; whether pre-clinical study and clinical trial results will validate and support the safety and efficacy of Fibrocell’s product candidates; unanticipated or excess costs relating to the development of Fibrocell’s gene therapy product candidates; Fibrocell’s ability to obtain additional capital to continue to fund operations; Fibrocell’s ability to maintain its collaboration with Intrexon Corporation; and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing and Form 10-Q filings. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com

Fibrocell Science, Inc.
Selected Financial Information
($ in thousands, except per share and share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue from product sales	$-	$215	$-	$300
Collaboration revenue	-	—	-	18
Total revenue	-	215	-	318
Cost of product sales	-	287	-	696
Cost of collaboration revenue	-	-	-	1
Total cost of revenue	-	287	-	697
Gross loss	-	(72)	-	(379)
Research and development expense	1,657	1,654	4,800	6,599
Research and development expense - related party	981	534	4,168	2,783
Selling, general and administrative expense	1,958	2,723	5,109	8,003
Intangible asset impairment expense	-	—	-	3,905
Restructuring costs	-	43	-	335
Operating loss	(4,596)	(5,017)	(14,077)	(22,004)
Other income (expense):
Warrant revaluation income (expense)	4,981	3,007	(4,742)	10,518
Derivative revaluation income	(254)	-251	287	-251
Interest expense	(273)	-46	(641)	-46
Other income (expense), net	27	8	33	(15)
Loss before income taxes	(115)	(2,299)	(19,140)	(11,798)
Income taxes	-	-	-	-
Net loss	(115)	(2,299)	(19,140)	(11,798)
Dividend paid in-kind to preferred stockholders	(82)	-	(182)	-
Deemed dividend on preferred stock	(111)	-	(3,981)	-
Net loss attributable to common stockholders	$(14,234)	$(2,299)	$(23,303)	$(11,798)

Per Share Information:
Net loss:
Basic	$(0.02)	$(0.16)	$(1.58)	$(0.81)
Diluted	$(0.02)	$(0.16)	$(1.58)	$(0.94)
Weighted average number of common shares outstanding:
Basic	14,717,043	14,632,988	14,702,624	14,632,988
Diluted	14,733,318	14,632,988	14,702,624	14,640,996

Condensed Consolidated Balance Sheets Data:	September 30,	December 31,
	2017	2016
Cash and cash equivalents	$11,911	$17,515
Working capital	8,709	15,041
Total assets	13,781	19,582
Warrant liability, current and long term	10,735	6,034
Total liabilities	17,107	11,721
Total stockholders’ equity (deficit)	(3,326)	7,861